Exhibit 10.30

Memorandum of Understanding between

Gold Express Mines, Inc. (“GEM”) and

Magellan Copper and Gold Corp. (“MAG”),

collectively the “Parties”, as of February 21, 2025.

WHEREAS GEM has provided certain technical, business and location information concerning the Cable Mine located near Anaconda, Montana;

WHEREAS MAG is interested in participating in the development of the Cable Mine;

WHEREAS MAG is interested in terminating its interest in the Kris Mine located in Plumas County, CA for an opportunity to enter a similar earn-in agreement for the Cable Mine;

WHEREAS GEM is interested in obtaining a business partner with mineral development experience in advancing the Cable Mine Project.

Now Therefore, the Parties agree as follows:

1)	MAG shall “earn-in” for up to 45% of the working interest in the Cable Mine Project (the “Cable Project” or the “Project”), under the following terms.

a.	Investing $500,000 into the Cable Project in allowable expenditures over the next twenty- four months, assuming permitting for the work is obtained. If permitting issues delay the exploration work, the twenty-four-month earn-in period shall be extended accordingly.

b.	The Kris Mine earn-in agreement between the parties is hereby terminated, and the $100,000 expenditure previously made toward the Kris Mine earn-in shall be credited towards the Cable Project earn-in leaving a net $400,000 owed toward the earn-in for the Cable Project.

c.	Allowable expenditures are sampling, drilling, assaying, geologic mapping and mine site improvements made or performed directly on the existing mine site or expanded mine site. Lease costs and claim maintenance fees on the existing claims are also allowable expenditures, as are the costs of future land acquisitions which are deemed to benefit the Project, and which are approved by both parties beforehand. Consulting fees for work directly benefiting the Project are also allowed including management of work, preparation of reports, and planning for future work.

d.	The Project is geographically defined as the existing patented mining claims and unpatented mining claims which are under lease with Cable Mountain Mining Inc. Additional acquired property which may be acquired by GEM, MAG or affiliates within 1/2 mile of the outside boundary of the existing mineral claims shall become part of the leasehold and subject to this agreement.

e.	The earn-in work program shall be jointly developed and managed by MAG and GEM management.

f.	Upon the earn-in being accomplished, the Board of Directors of both GEM and MAG shall establish a joint management structure for the continued management of the Project.

g.	The Lease Assignment, Lease Agreement, and various Exhibits have been provided to MAG for reference, and for the identification of the mineral properties which are subject to this agreement.

(signature page follows)

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Accepted and Agreed between the Parties on the date first written above.

Gold Express Mines, Inc.	MAGELLAN COPPER AND GOLD CORP.

By: /s/ John P. Ryan	By: /s/ Mike Lavigne
John P. Ryan, CEO	Mike Lavigne, CEO

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